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Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

David W. Devonshire Named to Board of Directors at Arbitron Inc.

NEW YORK; August 28, 2007 –David W. Devonshire, executive vice president, Motorola, Inc., has been elected to the board of directors at Arbitron Inc. (NYSE:ARB). Mr. Devonshire brings with him 15 years of experience serving as chief financial officer of leading industrial and technology public companies.

“Technology continues to be an important component for the continued growth of Arbitron’s media and marketing research business. The insights and leadership that David brings in working with technology companies will be significant assets for Arbitron,” said Steve Morris, chairman, president and chief executive officer, Arbitron Inc.

Since 2002, Mr. Devonshire has been with Motorola as an executive vice president and, until April of 2007, served as chief financial officer. In addition, he currently serves as a director on the board of ArvinMeritor, Inc. and Roper Industries.

Prior to Motorola, Mr. Devonshire held the positions of executive vice president and chief financial officer at Ingersoll-Rand Company, during which time he helped facilitate numerous acquisitions, divestitures, and financings, resulting in improved cash flow. Previously, he was senior vice president and chief financial officer at Owens Corning, where he helped to grow the company from $2.8 billion in annual revenues to over $5 billion. Before this, Devonshire served as corporate vice president of finance, as well as corporate vice president and controller at Honeywell Inc. Prior to his career at Honeywell, Devonshire held several finance, planning and business development positions at The Mead Corporation, Baxter International and American Hospital Supply Corporation.

Mr. Devonshire earned a bachelor of science in accounting from Widener University, and an M.B.A. from the Kellogg School of Northwestern University.

As a member of the board of directors, Mr. Devonshire will serve on the Audit and Technology Strategy committees.

With the addition of Mr. Devonshire, the Arbitron Inc. Board of Directors consists of:

•	Stephen Morris; chairman, president and chief executive office, Arbitron, Inc.;

•	Luis Nogales (Lead Independent Director), managing partner Nogales Investors, LLC, formerly chairman and chief executive officer of Embarcadero Media, Inc.;

•	David Devonshire, executive vice president, Motorola;

•	Shellye Archambeau, chief executive officer of MetricStream, Inc.,

•	Philip Guarascio, chairman and chief executive officer of PG Ventures LLC, formerly vice president and general manager of General Motors Corporation in charge of North America Advertising and Corporate Marketing;

•	William T. Kerr; chairman, Meredith Corporation;

•	Larry E. Kittelberger, senior vice president, Technology and Operations of Honeywell International, Inc.,

•	Richard Post, advisor to the chief executive officer of Autobytel, Inc., formerly president and chief executive office of Autobytel, Inc.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing information firm serving radio broadcasters, cable companies, advertisers, advertising agencies and out of home and online media advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People MeterTM system, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,900 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company (formerly VNU) Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of the Portable People Meter system

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.